SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.   20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 7, 2001

      CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State of other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

       77 Grove Street, Rutland, Vermont               05701

(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code (802) 773-2711

                                       N/A
(Former name or former address, if changed since last report)

Item 5.   Other Events.

DPS, CVPS Settle Rate Case, HQ Issues; CVPS Announces First-Quarter Earnings

      Central Vermont Public Service (CV-NYSE) and the Vermont Department of Public Service today reached a rate case settlement that would end uncertainty over the future recovery of Hydro-Quebec contract costs, allow a 3.95 percent rate increase, and create new service quality standards. CVPS also agreed to take a second-quarter $9 million one-time write-off ($5.3 million after-tax) as part of the settlement, which was filed with the Public Service Board today.

      "If approved by the PSB, this agreement will provide a rate increase designed to achieve an 11 percent allowed rate of return in 2002 for CVPS' Vermont utility, put to rest the uncertainty regarding the collection of Hydro-Quebec costs and allow the company to focus on customers, service quality and our ongoing process improvements," President and Chief Executive Officer Robert Young said. "It would end all penalties for the HQ contract, and ensure stable, competitive rates for our customers."

      The agreement, subject to Public Service Board approval, would take effect with bills rendered July 1, 2001. It provides a rate freeze through January 1, 2003.

      The rate increase would be the first for CVPS since January 1, 1999.

      The DPS and CVPS also agreed to develop a schedule for the consideration of a holding company structure for CVPS, and submit an agreement supporting the approval of affiliate transaction rules and codes of conduct for a new holding company within 30 days of a PSB decision in the rate case. The parties agreed to develop a schedule on holding company docket issues by July 1, 2001.

      CVPS reported net income of $3.9 million, or $.30 per share of common stock, for the first quarter of 2001, compared to net income of $8.0 million, or $.66 per share of common stock, for the first quarter of 2000.

      For the twelve months ended March 31, 2001 CVPS had net income of $14.0 million, or $1.06 per share of common stock, compared to net income of $11.8 million, or $0.87 per share of common stock, for the twelve months ended March 31, 2000.

      Lower first quarter 2001 earnings compared to 2000 resulted primarily from the following factors:

  lower utility revenues of $4.0 million after-tax, or $.34 per share of common stock, primarily resulting from lower average retail revenues in the first quarter of 2001 compared to the same period in 2000 as a result of a Vermont Public Service Board Order which deseasonalized or equalized the Company's winter/summer rates beginning July 1, 2000;
  lower utility revenues of $1.0 million after-tax, or $.09 per share of common stock, primarily resulting from a 2.1% (13,622 mWh) decrease in retail mWh sales;
  higher operating and other costs of $1.6 million after-tax, or $.14 per share of common stock, primarily due to higher service restoration costs related to the severe storm activity in March 2001; and
  lower net losses in the first quarter of 2001 at SmartEnergy Services, Inc. of $2.5 million after-tax, or $.23 per share of common stock.

      For the twelve months ended March 31, 2001, return on average common equity for the Vermont utility business was 5.4 percent, while CVPS' consolidated return on average common equity was 6.4 percent. Excluding the nonrecurring Millstone Unit #3 settlement in 2000, the Vermont utility business had a 3.3 percent return on average common equity.

      Net cash flow provided by operating activities was $38.6 million for the twelve months ended March 31, 2001 versus $32.4 million for the comparable 2000 period. The increase is primarily related to deseasonalized rates for the Vermont utility beginning in July 2000 and the favorable $3.2 million after-tax Millstone Unit #3 settlement in August 2000, partially offset by changes in working capital.

      CVPS is Vermont's largest electric utility, serving over 141,000 customers statewide. Through its subsidiary, Connecticut Valley, CVPS also serves over 10,000 customers in New Hampshire.

      Statements contained in this report that are not historical fact are forward looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Reform Act of 1995. Statements made that are not historical facts are forward looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward looking statements. Actual results will depend, among other things, upon the actions of regulators, the Company's pending rate case before the Vermont Public Service Board, the outcome of litigation at the FERC involving Central Vermont and Connecticut Valley, the performance of the Vermont Yankee nuclear power plant, weather conditions, and the performance of the Company's unregulated businesses. The Company cannot predict the outcome of any of these matters.

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Joseph M. Kraus Joseph M. Kraus, Senior Vice President, Corporate, Secretary, and General Counsel

May 7, 2001